Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of KULR Technology Group, Inc. on Form S-3 of our report dated April 12, 2024, which includes an explanatory paragraph as to KULR Technology Group, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of KULR Technology Group, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of KULR Technology Group, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

July 3, 2024